EXHIBIT 99.2

American Eagle Outfitters, Inc.

First Quarter 2012

Conference Call Transcript dated May 23, 2012

Operator: Greetings and welcome to the American Eagle Outfitters first quarter 2012 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. (Operator Instructions) As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Judy Meehan, Vice President of Investor Relations for American Eagle Outfitters. Thank you, you may begin.

Judy Meehan- American Eagle Outfitters, Inc.- VP IR: Good morning, everyone. Joining me today are Robert Hanson, Chief Executive Officer, Roger Markfield, Executive Creative Director, and our Controller, Scott Hurd. Before we begin today’s call, I need to remind you that, during this conference call, we will make certain forward-looking statements. These statements are based on information that represents the Company’s current expectations or beliefs. The results actually realized may differ materially from those expectations or beliefs based on risk factors included in our quarterly and annual reports filed with the SEC.

Our comments today will focus on results excluding 77 Kids. Please refer to the adjusted operating statement accompanying the press release. We’ve also posted a first quarter financial supplement on our website. Now, I’ll turn the call over to Robert for his opening remarks.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Thanks, Judy, and good morning, everyone. I’ll start with highlights of the first quarter. After Roger and Scott give additional color on the quarter, I’ll come back and provide an update on our five near-term priorities. We’re pleased with the progress demonstrated by our first quarter performance. Net sales rose 18% and adjusted EPS increased 38%, which came in above our planned and early expectations. Strong demand enabled us to pull back on planned promotions and top line growth helped mitigate pressure from higher cotton costs. We leveraged fixed operating expense, also contributing to bottom line growth. The operating margin for the quarter showed year over year expansion to a rate of 9.1% compared to 7.3% last year. The improvement was good, yet we have plenty of opportunity relative to our historical rates, which have averaged well into the double digits.

Now let me run through some of the first quarter highlights. We delivered on driving a competitive top line with broad-based category strength. Our merchandise teams did a very good job identifying and executing on current trends. Higher in-store traffic and an improved conversion rate were consistent throughout the quarter. Building on the fourth quarter sales momentum, we saw a 20% increase in repeat customers and their basket increased over last year.

We did a good job managing markdowns and pulling back on promotional activity, which continues to be an area of opportunity. We saw strength within Aerie across each channel. We achieved greater productivity and improved operating margins in this business. American Eagle Outfitters Direct produced 22% growth this quarter and contributed an operating margin well above our average store fleet. During the quarter, we also had successful franchise store openings in Israel, with nine locations, as well as Japan, where our two stores experienced record opening results.

This proof provides further evidence of a global appetite for the American Eagle brand. To wrap up the first quarter, I’m appreciative and proud of the progress the teams made and want to recognize them for their success. This was a solid first step, yet our focus is 100% on stronger execution and building the capabilities to sustain consistent performance over the long term. Roger, over to you.

Roger Markfield- American Eagle Outfitters, Inc- Executive Creative Director: Good morning, everyone. It was great to see our brand momentum in the first quarter, especially while pulling back on promotions. We were able to regain our position as the destination for spring break. We led with a powerful color story, which was distinct and reflected the energy and optimism of the AE Brand. The teams delivered particularly well in our core bottoms businesses with denim, pants, and shorts among the strongest businesses. Tops also performed well; led by color, trend, and in women’s, a more differentiated fashion assortment. We like what we see on the horizon and how our product teams are interpreting new trends.

Looking ahead to back-to-school and holiday, we will build on business momentum and apply a more disciplined and distorted approach to our assortment plans as we target higher margin. You will notice more frequent flows of merchandise into our stores. We are not going to elaborate too much on it, but the goal is to create more in-store newness and turn fashion items faster. On the Marketing front, Michael and team are doing a great job aligning our marketing and imagery more strongly with our heritage of an optimistic American brand. We are excited about our upcoming marketing campaign for back-to-school, which truly captures the spirit of the AE Brand lifestyle. Within Aerie, we made nice progress this quarter with comps rising 20% driven by bras and undies. The intimate teams are doing a really nice job sharpening our focus and driving newness in the bra and undie business.

This year, Aerie Intimates is all about innovation and newness, with nine bra launches planned, which is more than double last year. Our goal is to be a dominant player in this category and after several years of building the brand and fine-tuning the merchandise, we feel that we are on track. Lastly, a few weeks ago, we sharpened the Aerie brand DNA and we’ll be doing the same thing for the AE Brand shortly. We are committed to delivering leading assortments and we’ll strive to elevate our brands and drive the very best customer experience. Scott will now cover the financial results.

Scott Hurd- American Eagle Outfitters, Inc.- Controller: Good morning. Total consolidated first quarter sales increased 18% to $709 million compared to $603 million last year. Sales productivity was driven by a comparable store sales increase of 17%, including e-commerce. By business, AE Brand comps increased 17%, Aerie was up 20%, and AE Direct increased 22%. Within the AE Brand, mens and women’s comps were equally positive. Comps were also positive across all geographic regions including Canada. Strong traffic and conversion drove a low double-digit increase in the number of transactions.

The average transaction value increased in the mid single-digits with AUR essentially flat and positive units per transaction. Gross profit of $275 million increased 18% to last year. The gross margin rate was flat at 38.8%. Rent and other non-merchandise costs leveraged 220 basis points as a result of the strong comps. The merchandise margin declined 220 basis points, reflecting higher product costs primarily related to cotton. The pressure from cotton was less than the fourth quarter as we continued to sell-through higher cost product. Less promotional activity resulted in a 50 basis point improvement in our markdown rate.

SG&A expense increased 15% to $179 million, leveraging 60 basis points to a rate of 25.2%. The dollar increase was primarily driven by incentive compensation and variable selling expense incremental to last year. Depreciation and amortization declined $2 million to $32 million and leveraged 120 basis points. The decline related to maturing assets and store impairments. Within other income, we received settlement recoveries of $3 million related to auction rate securities. This also favorably affected the first quarter tax rate, which was below our effective rate of 38%.

The operating margin of 9.1% improved 180 basis points to last year. Robert already touched on EPS growth for the quarter, but we want to reiterate that our focus is on consistent improvements in bottom line results. Sales growth will be important, but will only be pursued where we are confident that we can get the required returns.

Now turning to the balance sheet, we ended the quarter with inventory of cost per foot up 14% related to unit increases, with a slight decline in cost. We expect second quarter ending inventory to increase in the mid single-digits. We generated strong cash flow, ending the quarter with cash and investments of $722 million, up from $605 million a year ago. On store activity during the quarter, we opened seven locations; primarily outlets. We also closed seven locations, including one Aerie store. We are still on target to open an additional nine stores this year. We also plan to remodel 55 to 65 stores. At quarter end, we had 34 international franchise locations in 12 countries, which contributed approximately $0.01 per share.

Now our outlook, which excludes the 77 Kids operating performance, exit costs, and other potential restructuring charges unrelated to the Kids business. For the year, we expect EPS of $1.16 to $1.22, which assumes comp store sales growth in the low to mid single-digit range. The new level of EPS guidance simply adjusts for the $0.10, 77

Kids operating loss that was embedded in our previous annual guidance. We expect the partial recovery of IMU in the second half of the year, due to lower cotton costs. In addition, inventory efficiencies will begin to take hold, yet we remain cautious on the competitive environment and have assumed that a level of promotional activity will continue.

We will tightly manage operating expenses as we balance advertising investments, incremental selling and incentive compensation with an ongoing focus on operating efficiencies and cost reductions. Depreciation and amortization is expected to decline in the mid single-digits due to maturing assets and store impairments taken in the fourth quarter of 2011. For the second quarter, assuming comps of positive mid single digit, we expect EPS to be in the range of $0.13 to $0.15 compared to an adjusted $0.13 last year. Now back to Robert.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Thanks, Roger and Scott. With one quarter now behind me, I have deeper insights into the organization and an appreciation for our key strengths and where our execution and capabilities need to be improved. While still early days, we’ve begun prioritizing and focusing our efforts. The team and I have aligned on our top five goals, goals rooted in fortifying our core brands and channels to drive near end sales and margin improvement. We are also aligned on our longer-term objectives to transform American Eagle Outfitters from a leading domestic teen retailer into a distinctive branded multi-channel retailer that can successfully and profitably compete on a global stage. There’s work to be done here and this will take some time, as we will have to elevate our brands, our processes, and our capabilities to successfully compete outside of North America. More on this as the year unfolds.

It’s important that we don’t get ahead of ourselves. In the near term, we have plenty of opportunities for profitable growth domestically. First, driving a competitive top line; we clearly saw good momentum in the first quarter. But to see sustainability over time, we need to architect our assortments more precisely. As Roger has said, we want to distort our talent, our investments, and our focus to be the undisputed number one leader in the marketplace in our core categories for which we are famous. In these “famous for” categories, we need to be relevant, on-trend, and top of mind. Right now, we’re close on some, but not as strong as we’d like to be.

These categories are critical and represent the majority of our volume and profit growth. We will surround our “famous for” categories with on-trend and competitive execution in nearing categories that complete the American Eagle look. In fashion categories, we will be faster and more nimble in how we plan and buy and we will use our speed sourcing capabilities to deliver on-trend merchandise more regularly to compete with some of our emerging competitors. We’re also working toward a more distinctive and sharper point of view for the American Eagle brand. An elevated customer experience is essential to our long-term success and ability to compete globally.

This work is under way, beginning with the refreshed American Eagle brand DNA, which you will begin to see in the market starting in Q3. In aerie, now that we have the brand DNA properly positioned with the focus squarely on intimates, we need to optimize the business; strengthening productivity and profitability. We have a unique opportunity to build brand awareness by leveraging the American Eagle customer and our 900-plus store fleet. Our American Eagle customer who cross-shops Aerie is five times more valuable to the Aerie business. Our Aerie sales per foot in some of our best side-by-side and shop-n-shop locations are among the highest in the Company. We need to think creatively about how we can build profitable brand momentum in Aerie by leveraging the strength of our core American Eagle customer.

Next, inventory management; we have established stronger inventory principles across the business by staying disciplined in our buying process and tightly aligning our sales and inventory plans. After the first quarter, we are in a stronger inventory position with unit increases distorted to faster turning Spring categories. For the Fall season, we’ve reduced the styles on back stock to only the most productive. This is our greatest short-term focus to deliver returns to our shareholders.

Third, e-commerce. We have significant runway for growth by delivering a differentiated multi-channel platform over the next several years. Some clear opportunities in the near term include elevating the brand and product experience and strengthening the presentation for the categories for which we are famous, achieving a more effective integration of our social media platforms and developing a customized and personalized shopping experience for our most loyal customers.

Fourth, our brick and mortar store fleet is currently under a comprehensive market-by-market, store-by-store review, focused on maximizing productivity in our top volume doors. We’re reviewing opportunities to consolidate markets and selectively close stores. We’re also looking to accelerate outlet store openings and expect to more than double the store base from 67 today. Rebalancing our store fleet over time represents another shareholder return opportunity. More to say on this a little later in the year.

Fifth, we need to better leverage our capabilities in corporate infrastructure. We are aligning our organizational structure to strengthen the focus on brand and customer experience, channel management, and to refine our corporate infrastructure to more productively serve both.

Finally, we made the decision to close the 77 Kids business. While making these decisions are never easy, it’s absolutely critical that we concentrate our efforts, our talent, and our resources on businesses with the highest potential return.

In closing, the team should be very proud of the results we’ve achieved this quarter. Yet, we will stay humble and hungry, recognizing we’re in a highly competitive market and just beginning to address shifts in our strategies; all of which are aimed at reporting many more quarters like this one and delivering consistent return to our shareholders. Thanks for listening and now we’ll take your questions.

Operator: (Operator Instructions) Randy Konik, Jefferies & Company.

Randy Konik- Jefferies & Company- Analyst: Robert, first, on the five priorities, is there one, which one would we see the most progress on first and which one would take the longest out of the five? Obviously, you do a good job of talking about everything through a returns lens and it was really refreshing to get the kids business closed. When you talked about the word optimize Aerie, can you elaborate on that optimization a little bit? How can we get the margins up? Does it mean closing stores, focusing on side-by-side or store within a store? Can you just give us a little more color there? Thanks.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Sure. Thanks for the questions. Honestly, I want to give the team credit for the success that they’re driving on the top line at the moment, because obviously, they’ve been working on that for the last year. I would say our results in the first quarter indicate the momentum that the product teams have been able to deliver, and we’ll be focused on driving that moving forward.

Relative to what I think we as a team can do, on the agenda that we’ve established together since I’ve joined the Company, the second priority, which is really optimizing margin flow through is probably the one that we are the most focused on, that we’re going to go after the most aggressively, the most quickly, and will deliver the greatest returns to our shareholders this year. In terms of what is probably going to take more time, we are planning on rebalancing our distribution across a multi-channel fleet, which combines distribution through direct, our main line stores and outlet.

We’ve got a very profitable store fleet. We have about 1,070 stores now with the Kids closure and all but 25 of those stores are profitable. Even within those 25 stores, many of them are cash flow positive. We want to go through a process of selectively rebalancing the fleet, selectively pruning and closing stores where it makes sense financially or where we have other market growth opportunities, so that will take some time.

Relative to your question on Aerie, I want to use an example of my recent trip up to Boston. We have a side-by-side location in Natick Mall and we have a shop-in-shop location in Quincy. Those stores are among the most productive in the fleet, delivering about four times the average sales per square foot of the Aerie fleet and among the most productive of the entire Company. Our intent is to focus on how to leverage the American Eagle Outfitter customer.

We know that the American Eagle customer who buys bras in Aerie is worth five times the average Aerie customer. Side-by-side and shop-in-shop locations where we can secure them make a lot of sense, and our goal would be to have a multi-channel distribution strategy for Aerie, including direct, side-by-side and shop-in-shop where we can get them, and obviously, an outlet business including side-by-side outlets over time.

Randy Konik- Jefferies & Company- Analyst: Thanks a lot.

Operator: Anna Andreeva, FBR Group.

Anna Andreeva- FBR Capital Markets- Analyst: Good morning, guys, and congratulations on strong momentum in the Business.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Thanks, Anna.

Anna Andreeva- FBR Capital Markets- Analyst: Just looking at the comp guidance of we’re up to low to mid single-digits for the year. You guys just did 16 and guiding for 5, obviously very strong top line momentum. It would almost imply negative comps in the back half to get to that low single-digit number. Is there anything from the inventory constraint that would make you guys comp negatively? I understand the competitive environment out there being difficult. Maybe talk about that and how should we think about inventories in the back half?

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Let me take the first shot at it and then I would like Roger and Scott to also comment. We have always said that we were going to be providing guidance that’s rooted in low to mid single-digit comps. You clearly know, given the momentum we had in the back half of 2011, that we’ll be coming up against much tougher comp comparisons in Q3 and Q4 of this year. We are just being thoughtful about how to compete profitably in the back half of the year. It’s a competitive environment. We’re prepared to compete, as we’ve said in past calls.

We’re focused on brand and product and mitigating the promotional activities that occurred last year and at the same time, we’re prepared to compete as we need to. We always thought that our comp performance would be stronger in the first half of the year, but we still believe we’ll be positively comping in the second half of the year.

Even with our inventory strategies, which are focused on improving margin flow through, profit flow through, we believe we’ll be in stock, in position to deliver a comp sales increase in the back half of the year. That’s what we’re focused on delivering, but we are conscious of the fact that we’re coming up against much more tough comparisons. Roger?

Roger Markfield- American Eagle Outfitters, Inc- Executive Creative Director: I think you answered it quite well. The fourth quarter last year, remember, was a highly competitive environment. We promoted much more than we wanted to promote and our inventories were a bit high. Obviously, that drives volume, but it doesn’t drive profitable volume, so the trend of our Business is very good. We’re really happy with where we stand and we’ll see what happens.

We think we’ve done all the right things at this point, because we’ve just finished holiday for both third and fourth quarter. Perhaps it might be better than that which we want to go on right now, but for the moment we think this is the right guidance.

Scott Hurd- American Eagle Outfitters, Inc.- Controller: Looking ahead to inventory, we see inventory up in the mid single-digits in Q2 and down in the mid-teens in the back half.

Anna Andreeva- FBR Capital Markets- Analyst: Thanks so much guys and congratulations.

Operator: Janet Kloppenburg, JJK Research.

Janet Kloppenburg- JJK Research- Analyst: Congratulations.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Thanks.

Janet Kloppenburg- JJK Research- Analyst: Roger, if you could address this color denim trend, and if you think the velocity of the business can be maintained in the back half? Because I think its been a big component of your comp driver this Spring. I’d also like clarification on the inventory being down mid-teens. I think that’s in dollars. What’s the outlook for units?

For Robert, I was wondering if you could just talk a little bit about your plans for Aerie. It sounds like you want to add some carve outs in the stores to capture the traffic you have. I’m wondering if that will happen sooner rather than later, or if your work on further refinement of the assortments in the brand before we see expansion there. Thanks so much.

Roger Markfield- American Eagle Outfitters, Inc- Executive Creative Director: Colored denim and colored shorts and colored capris and crops are doing quite well. We see it, certainly, happening and continuing into the back-to-school and fall, and our plans are, in the future, not to be talked about at this moment.

Scott Hurd- American Eagle Outfitters, Inc.- Controller: Janet, you’re correct. The mid-teens was dollars. We’re seeing high single digit reductions in units in the back half.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Janet, regarding Aerie, just to set some context for Aerie, I think it’s important because we obviously made the decision to close the 77 Kids business, which was in the best interest of our shareholders. We believe in the Aerie brand for a number of different reasons. But importantly, it’s, as I mentioned in the last quarter call, it’s close to breakeven on a four wall basis and profitable all in, including all channels of distribution.

Our intent moving forward, now that we’ve sharpened the DNA of the brand, we’ve got the overall customer positioning squarely rooted in intimates. As Roger has said it’s all about bras, undies, sleep, lounge, swim, beauty, and fragrance. Now that we’ve got the brand positioned with that level of focus, what we want to do is to look at how to take advantage of our broad and loyal American Eagle Outfitters customer base and expose Aerie to them more often. That would imply a distribution strategy that would be multi-channel.

We’ve got a large Direct business at the moment. It’s one of the highest growth and most profitable aspects of the Aerie business at the moment. We have a main line fleet, which is mixed in its performance. We have a number of stores that don’t achieve our returns goals and we have a number of stores within the fleet that do, so that will take some time to rebalance.

You’re aware that we impaired some stores at the end of 2011. We’re going through the process of really evaluating how to address those impairments over time; most likely to be pursuing closures of a number of those doors, at the time of the lease provision. But our intent would be to look at how we could execute a more robust side-by-side, or shop-in-shop strategy with Aerie.

That will take some time. We have a number of AE stores that are large enough to accommodate either a side-by-side or shop-in-shop, but that will take some time to execute, as well as to negotiate with our landlords. Our intent would be to look at where we can execute that across our entire fleet. As we develop the Outlet business, our intent would be to look at outlets that would include a side-by-side location for Aerie.

Operator: Jennifer Davis, Lazard Capital Markets.

Jennifer Davis- Lazard Capital Markets- Analyst: Let me say congratulations to everyone. Roger, the stores look great, and Robert, you’ve made some tough decisions in a pretty short amount of time. I know that’s been difficult, but congratulations to everyone.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Thanks, Jennifer.

Jennifer Davis- Lazard Capital Markets- Analyst: Could you talk a little bit about share repurchase plans? You talked a little bit about shareholder returns so what’s your view on that? Have you thought about that at all? Do you have an opportunity to, I think you addressed this a little in the last question, but do you have an opportunity to expand Aerie in stores where I think you had some expanded, or had some accessories components? Like do you have an opportunity to add Aerie, and what percent of stores have a full Aerie assortment in terms of the bras and the panties, that business? Thanks.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Sure. Well on capital allocation, I’m going to repeat what I said last quarter. I’ll try to provide a little bit more context for it. Our first priority is to invest in our Business to support future growth, with a sharp focus on return on invested capital. But as a part of a comprehensive strategic review over the next several months, we’ll be looking at capital allocation, which would also include dividends and share repurchases. Just a little bit of background, during 2011, we repurchased 1.4 million shares at a cost of about $15 million.

Since 2005, we’ve returned about $1.6 billion to our shareholders through share repurchasing. We’ve currently got about 13.1 million shares remaining under authorization, and continue to evaluate share repurchases with our Board of Directors as a way of returning cash to our shareholders. We obviously have a nice dividend at $0.11 per quarter. It’s at the highest end yield of our competitive set, so our intent would be to continue to operate in that environment. We’ll keep you posted as the plan gets further defined over the next several months.

Related to Aerie, we’re in the process of a comprehensive fleet review right now, and so I don’t want to give you any percentages relative to where we think we might have those opportunities. What I will say to you is that we have about 10% of the fleet currently with side-by-side or shop-in-shop locations, a little under that. But more importantly, we have Aerie products, specifically the Fit product, as well as undies, in all of the American Eagle Outfitters fleet at the moment.

We are beginning to take more advantage of the American Eagle Outfitters customer to build momentum behind the Aerie business. We saw nice improvement in all of the productivity metrics, across the Aerie brand in the first quarter and feel very confident that, as we execute the strategy that I’ve articulated this morning, we can get that business really growing in a nice manner.

Operator: John Morris, Bank of Montreal.

John Morris- BMO Capital Markets- Analyst: My congratulations to everybody on the team as well. Roger, you’ve touched on it a little bit, but want to get a little bit more color if I can. You said some things that were pretty intriguing in your prepared remarks talking about the opportunity for back-to-school. You mentioned targeting higher margin.

I’m wondering, is that, I know you don’t want to get into specifics, but are you talking about classifications? What’s the thought process with respect to what you meant by that in particular? Also talking about introducing maybe some or turning fashion items faster, I think is the term that you used. Are you talking about increasing the amount of fashion content in the assortment?

Roger Markfield- American Eagle Outfitters, Inc- Executive Creative Director: John, it’s two things if I can address for you. It’s by category, where we think that where the store of the destination for our customer. We clearly understand that we are the destination for denim. But within denim, there are many ways for us to build this momentum and the beauty of denim, it’s a very difficult business for other people to enter into.

It’s a very complicated business. The dimension of silhouette, of fabric, of wash is a combination that doesn’t take place in other categories of merchandise, so it’s within denim. For the first time in many, many years, we’re actually embarking on a national campaign with a great marketing team that we now have back in place, along with a great outside agency. This campaign for back-to-school within, obviously, the denim sphere we think will be quite outstanding.

On the fashion front, it’s all about balance. Our concept teams and our design teams have never been better, and the testing processes that we have in place and the disciplines are really allowing us to have fashion that’s working for us. And what Robert keeps driving at, and correctly, is the cycle of the fashion items should be shorter and they should be more frequent. And that will give us the fresh flows to our stores, and the girls — All of our operating metrics are so positive now; the conversion factor, the traffic factor, the average unit retail factor, they’re really responding to what you’re all congratulating us on, in terms of the balance between the core items and the fashion elements of our business.

Operator: Tom Filandro, SIG.

Tom Filandro- Susquehanna Financial Group / SIG- Analyst: I have to add my congratulations, as well, to the entire team. Roger, I want to ask you a quick one on back-to-school. You gave us a little color. Can you tell us a little bit about how you’re preparing, in terms of where now and when we should see peak back-to-school this year, as back-to-school continues to be pushed out later and later? Then if you guys could speak a little bit to the quarter performance in maybe accessories, shoes, jewelry, personal care, and just any thoughts around those categories from Robert would be very helpful? Thank you.

Roger Markfield- American Eagle Outfitters, Inc- Executive Creative Director: On the sequencing of back-to-school, Tom I don’t want to give too much information out, but let me say that we’re doing two sets this year. One set is a bit earlier than last year and it’s a much more wear now and it’s quite good. When I finish this conference call, I’ll be out in the lab stores reviewing what we’re calling back-to-school II which is really the denim impact. The teams didn’t know, but I kind of took a sneak preview last night and it’s quite exciting. You will have two this year.

Tom Filandro- Susquehanna Financial Group / SIG- Analyst: Thank you.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Tom in terms of the questions you asked about the other categories, I want to come back to the strategy that Roger and I have been articulating for our product assortments moving forward, because it’s really where we intend to distort our talent and our investments and our attention moving forward. We are clearly in a nice cycle on bottoms.

There’s a lot of fashion trends that are being driven from the bottoms side of the business at the moment, many of which Roger mentioned in his comments. We want to pour fuel on that fire. We want to make sure that we’re the undisputed leader in those businesses. So that’s our number one priority. Those are categories that we’re famous for, in addition to the few others that Roger mentioned.

Relative to the near in categories, they would be our second priority to complete the overall look of the American Eagle Outfitter brand. The categories that you mentioned, with the exception of footwear, which I’ll come back to in a moment, are categories we want to compete in, but they’re not categories we want to lead in. They are categories that would represent an incremental purchase opportunity. But fundamentally, we want to distort our investments behind the “famous for” categories, we want compete aggressively in the near end. We want to buy fashion tight and chase it, so we’re chasing the future and not fixing inventory issues from the past.

The exception to the categories that you mentioned would be footwear. Footwear is a huge business for us. It’s a proprietary business, especially in our direct channel. We’ve got a unique position among our competitive set in that business, and we intend to maintain it, so that would be an area of strong focus for us.

Tom Filandro- Susquehanna Financial Group / SIG- Analyst: Thank you very much. Best of luck.

Operator: Evren Kopelman, Wells Fargo.

Evren Kopelman- Wells Fargo Securities, LLC- Analyst: I had a question on the outlet stores. You mentioned you planned to double the 67 that you have. Can you talk a little bit more about what have comp trends been different at those outlet stores than the rest of the chain over the past year? Do you have different product or different pricing? And also, how do four wall margins compare to the mall stores? Thank you.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Sure, Evren. Thanks for the question. On the outlet business, just to set some context on its importance for us, relative to the competitive set, which has, on average between kind of 15% and 20% of their business in the outlet channel, we’re underpenetrated at about 7%, which is why this is an area of focus for us. Importantly, outlets are a profitable distribution opportunity for us, in that they, last year, delivered about a 26% operating margin and four wall margin, but on a run rate basis, we expect them to be in the 30%-plus range, so it’s clearly a nice opportunity.

Our intent, similar to other successful outlet competitors, is to have a blend of presentation product, product that is made exclusively for the outlets, and clearance. That’s generally what the outlet shopper is looking for, and our pricing strategies on our presentation product would be exactly the same as they would be in our main line doors. That would probably be around 40% to 50% of the mix of the product. We would see probably 40% of the mix of the product be in made for outlet product and the balance would be in clearance, so it’s a strong focus for us.

We have a lot of runway, obviously, given we’re underpenetrated versus the competition, and it’s an important profit builder. We also get an incredibly strong payback and a quick return from those stores.

Operator: Paul Lejuez, Nomura Group.

Paul Lejuez- Nomura Securities Intl- Analyst: Can you maybe talk a little bit about comp performance by A mall versus B versus C? Also related to that, have you looked at performance, comp performance, when you share a mall with an Aero, Hollister, Forever 21? If you have, just wondering what you’ve learned maybe perhaps where you perform best or worst? Thanks.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Sure. Paul, the way I would describe it is, generally speaking, we saw broad-based strength in our comp performance across the entire fleet. We have been really focused, though, on making sure that we’re not over investing inventory in particularly the sort of D and E mall locations that are out there across the country. I would say if there was any distortion, it would be that we saw a slightly lower comp in those lower volume doors, but that was, in many ways, intentional, because we’re trying to flow the inventory to the higher performing, more visible, and more productive locations, and make sure that we’re just maximizing the profitability of those D and E doors in particular. In terms that — we do analyze our business, although we won’t report it specifically. We analyze our business relative to the competitive set out there, and we are seeing, like I said, broad-based strength.

The one thing I think you’ll find interesting is we are very conscience of the fact that some of our competitors are looking at closing locations. We’ve analyzed how we perform relative to our total store fleet in mall locations where we have had a competitor close. We’ve actually seen the comps operating at about one-third higher in those locations than the balance of the fleet. We see an opportunity out there for us as the whole sector is looking at rebalancing their distribution.

Operator: Adrienne Tennant, Janney Montgomery Scott.

Adrienne Tennant- Janney Montgomery Scott- Analyst: I don’t know what happened, but I think I was congratulating you.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Thanks, Adrienne. Welcome back.

Adrienne Tennant- Janney Montgomery Scott- Analyst: Robert, if you can talk about, when we first met, you’d said maybe 90 days hence, you would have a very clear definition of who that target customer is. I was wondering if you could share that with us? For Roger, I was wondering if you could talk about what you’re going to do with fall initial tickets? For Scott, just a clarification on the inventory. Down high single-digit units, down mid-teen dollars. What is the mix of mix shift to bottoms versus the AUC component of that, and can you do the same analysis for us on AUR for the back half? Thank you very much.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Sure. Adrienne on the target customer, I think we’re in the process of having that discussion as we’re sharpening our overall approach to executing American Eagle Outfitters and Aerie into the marketplace. We’ve updated the DNA of the brand, as we mentioned. I think our view is we want to try to make sure we’re thinking about our target more in psychographic terms more so than in demographic terms. But if you were to ask us to pin it down, I think we’re trying to slightly elevate the age range appeal to the American Eagle Outfitters brand.

We have a really strong and loyal customer among the teen customer, but our target, we have our male and female muses that we focus on building our line and marketing and our customer experience around. We see them as early 20s, multi-ethnic, ideal teen American lifestyle customer and as Roger said, optimistic and open, and that’s how we tend to position the brand. I think very unique positioning in our sector, in that we want the brand to be seen as a very democratic brand, a very open brand, a brand that is about individuality and individual style, to be broadly appealing to an increasingly multi-ethnic customer base out there. If we were to pin it down to that age range for American Eagle Outfitters, it would be in the low 20s.

Adrienne Tennant- Janney Montgomery Scott- Analyst: Okay, great.

Roger Markfield- American Eagle Outfitters, Inc- Executive Creative Director: On the front of the pricing strategy, better quality product, better fashion product gets a higher average unit retail. Keep in mind our intent is that we’re a value player with great fashion and great quality, so we’re very careful on how we price product. With that being said, obviously, with our product getting that much better, we’re getting a higher average unit retail and obviously, cost is starting to come down, so we’re getting the benefit both ways.

Scott Hurd- American Eagle Outfitters, Inc.- Controller: Adrienne, related to the back half inventories, so mid-teen on the dollars, low single on the units. Our work here is really to address the back stock that we had last year. We will continue to drive the bottoms business, as Robert stated earlier. We are planning AURs to be flat to up low single-digits, but not much of a mix shift; really more about the inventory principles that we discussed earlier to turn faster, and again, to drive the bottoms business.

Operator: Richard Jaffe, Stifel Nicolaus.

Richard Jaffe- Stifel Nicolaus- Analyst: Well done, team, really terrific.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Thanks, Richard.

Richard Jaffe- Stifel Nicolaus- Analyst: Quick question on a comment on depreciation in the fourth quarter. Were you just referring to the store impairment charge last year or was there something else to it that I missed?

Scott Hurd- American Eagle Outfitters, Inc.- Controller: The store impairment charge last year and as we moved through the year, obviously the Kids will have an impact, as well, and the closing of underperforming stores, or less profitable stores that you heard about in the first quarter.

Richard Jaffe- Stifel Nicolaus- Analyst: Got it. Just a question on inventory today, with it up quite a bit and the goal of having a leaner inventory and a faster turning inventory, wondering what the content looks like today, and how much change you think has to take place to get to that faster turning fashion assortment and inventories more in line?

Scott Hurd- American Eagle Outfitters, Inc.- Controller: In terms of the inventory up today, the 14%, we made investments in shorts. We had strong selling in the first quarter, as you’ve heard, so we did reinvest in shorts. Our Bra business was comping up 50% in the first quarter as well, so further investments to fuel that business and then inventory then in the past would have been sent to a third party. We are moving into our outlets to fuel the growth there, as well.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: The thing I would add, Richard, is I would say that just to reinforce what we said is you’d see a linear improvement throughout the year in our ability to implement against the inventory strategies that we’ve articulated since we’ve been working together. We’re pleased with the margin flow through that we’re able to deliver in the first quarter. We intend to have that continue.

You’ll see, as we mentioned, the most obvious evidence of our improved inventory strategies coming through in the third and the fourth quarter. Just as a reminder, we had a tremendous amount of inventory invested in model stock and in back stock inventory in the back half of 2011, which we just did not need because we did not use any of that stock to service customer demand. We’ve taken all of that investment out and that should dramatically improve our comparison starting in the third quarter.

Richard Jaffe- Stifel Nicolaus- Analyst: Got it. Thank you.

Operator: Erinn Murphy, Piper Jaffrey.

Erinn Murphy- Piper Jaffray- Analyst: Let me add my congratulations on a very solid start to the year. Just a quick question, actually maybe Robert and Roger, if you could both provide your perspective on the current fashion cycle? Really we’re seeing a lot of strength as you attribute it to the bottoms. Could you maybe compare what we’re seeing thus far in Spring to the last two bottom cycles being back in denim, premium denim back in 2004 period, as well as the twill cycle back in the late 90s? Are you seeing this color story really serve more as a catalyst to continue on with the denim fabrication or maybe potentially switch to a non-denim or a twill fabrication over time? Thank you.

Roger Markfield- American Eagle Outfitters, Inc- Executive Creative Director: I was around in the 70s, so the 90s is easy for me to remember. We really are in a bottoms cycle. I think people are writing about it. The beauty of that is it’s really a business you have to understand, because once again, it takes into account fit and fit is a very complicated issue. It’s not like the top business that gives you a lot more room.

It’s happening in all categories of bottoms, and fortunately, the architecture of our classifications and our assortments are quite sophisticated, so we’re in all of the different fabrications. We’re in all of the different fits and the most important thing is not only color, but it’s how you treat the color within wash. When you get that combination right, you win big time and it’s a very loyal customer base who loves your fit. For companies who have not been involved in this cycle, it’s very difficult for them to enter into it and get it right.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Strategically, Erinn, what I would say is, just to reinforce our intent, and Roger’s given you all the evidence of how we’re doing, that is to distort our talent focus, our investment resources behind being the number one undisputed leader in our categories for which we’re famous. Obviously, bottoms, both jeans and in the future, hopefully in the twill categories, as well as in shorts, are clearly driving a lot of momentum for us. We seem to be in a really nice cycle and we tend to take advantage of that cycle for the foreseeable future.

Erinn Murphy- Piper Jaffray- Analyst: Okay, thank you for that.

Operator: Betty Chen, Wedbush Securities.

Betty Chen- Wedbush Securities- Analyst: Congratulations for a great quarter.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Thank you.

Betty Chen- Wedbush Securities- Analyst: I was wondering if you can talk a little bit and remind us what we should expect in terms of AUC benefit in the second half? In terms of the inventory, remind us, give us some of the opportunities in the back half and yet planning for units down, is it the productivity? Is that how we’re expecting comps to still come in positively along with the AUR gains? Lastly, Robert, you mentioned earlier that we should expect, it sounds like more frequent flows from our newness. Give us a little bit more color around what we should expect to happen in the stores and whether that also means we’re going to see maybe shallow deliveries, and kind of train that customer to buy a lot more at full price? Thanks.

Scott Hurd- American Eagle Outfitters, Inc.- Controller:Related to average unit cost, we’re expecting the second quarter to be relatively flat. Looking to the back half, we’re expecting declines in the mid to high single-digits. What I would make sure we make you aware of, we’ve not fully booked Q4, so we still see opportunity in our Q4 numbers. Looking at the inventory, the productivity of inventory is really coming from a couple things. Robert touched on the fact that we had a considerable amount of back stock last year that did not service the customer. It was unproductive and we’re set up to turn faster in the back half and sell out on fashion, which we think will help drive our AURs.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: In terms of the flow, Betty what we’re intending to do is really buy fashion to sell out. What Roger and the team have been focusing on is making sure that, in our “famous for” categories, we’re leading on trend and we’re in stock to do business at the size level, that we take a similar approach in how we both design and execute our near in categories. But on fashion, we want to be extremely competitive. We want to be on trend, but we’re going to buy essentially to sell the majority of our fashion ideally at ticket or first mark, sell a lot less at 35% to 50% off.

Our ideal plan would be to be constantly chasing into the next delivery on fashion, so that we can have more frequent flows to the store, keep the store looking extremely fresh, and keep the customer coming back, and as you said buying at ticket. So far we’ve seen some really nice results in the first quarter and it’s our intent to continue that momentum throughout the year.

Operator: Roxanne Meyer, UBS.

Roxanne Meyer- UBS- Analyst: Let me add my congratulations on the quarter. When you think about the back half and the planning for the Bottoms business, you talked about really putting fuel on that fire. How do you think about, alternatively, how much you’re potentially planning the Tops business to be down just knowing that, overall, your inventory investments are going to be down?

Roger Markfield- American Eagle Outfitters, Inc- Executive Creative Director: Right. Roxanne, it’s a ratio, so the Bottoms business is somewhat inventory-intensive, so we have to be very much sharper in terms of how we chase the Top business. The beauty of the Top business, the cycle is a much shorter cycle. Remember we have a speed sourcing organization in place, so we can do, from point of order, tops at a much faster frequency than we can do bottoms. Our ability to chase there is quite big.

Roxanne Meyer- UBS- Analyst: Within any one quarter, within the third quarter for example, you could get back in the position if you wanted to or needed to?

Roger Markfield- American Eagle Outfitters, Inc- Executive Creative Director: Right. To give you an example and I don’t want to get too much detail. We have an extraction where we’re quite sophisticated, an extraction where we have 10 stores that get set for back-to-school earlier than all of the other stores. We read that information, and based on what we see in terms of rates of sale on a competitive basis within our own store, we immediately react to the last two to three weeks of a cycle. That’s what drives margins up when you get that right.

Roxanne Meyer- UBS- Analyst: Okay, great. Just thinking about going after more of the fashion, are you planning some of your core graphic tees or other more basic items down as a result? How should we think about shifting out of some categories if you distort fashion?

Roger Markfield- American Eagle Outfitters, Inc- Executive Creative Director: Right. By design, we have brought down the volume of the Graphic business, and that’s really working in our favor. It’s getting a bit of the older age customer, what we’re driving for. It’s allowing us to have more fashion and the whole balance of the store is that much better looking.

Operator: Dana Telsey, Telsey Advisory Group.

Dana Telsey- Telsey Advisory Group- Analyst: Congratulations. A lot of good change has happened in the past quarter. When you think of sourcing, when you think of product design and development, where are we on the continuum of where we can be maybe by holiday? And how you’re thinking about next year and does it differ by product category? Does it differ by online versus its stores? Thank you.

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Dana, I would say that the team has done a really terrific job in executing within a very tough environment. Everybody was hit with unfavorable cotton economics, and I think this team did a great job facing into that with a focus on maximizing shareholder returns. As we’ve been looking forward, the challenge that, Michael Rempell, who runs our Indian Supply Chain and his team have been focused on, is not only recovering the cost of cotton that Scott talked about, but through consolidating our source base, through having raw materials platforms that we can more effectively leverage, putting in place an opportunity to not only gain cotton back, but also have incremental opportunities for margin improvement by leveraging just a more effective use of our total source base.

We have that being implemented through the back half of this year. It will be a really strong opportunity as we move into 2013 and frankly, will be something we’ll always be focused on delivering against. Relative to the single greatest opportunity, I think we have, Roger mentioned earlier in one of his answers, about the very disciplined process we have of extracting as much data we can about what the consumer’s reacting to in terms of product.

The other thing I think this team is great at that we’re just going to pour kind of a little bit more focus against, is having differentiated supply lanes for our customer choices. We’re going to put our “famous for” product categories down a continuous supply lane. Then in near-in or fashion categories, we’re going to have differentiation between what we test and scale, what we read and react to.

We’ll put a lot more fashion around through a supply lane, which is really about delayed development so that we can be reacting to what the customers demanding at the moment, and making sure that we’re chasing into future ticket or first marked sales. That’s really the intent and feel very confident that the teams really pulled together the focus on executing that for the foreseeable future.

Operator: Lorraine Hutchinson, Bank of America.

Lorraine Hutchinson- BofA Merrill Lynch- Analyst: You’ve just had four quarters of outsized e-commerce growth. I was wondering if you could just talk a little bit about what drove that acceleration and then how you plan to continue to maintain that momentum going forward?

Robert Hanson- American Eagle Outfitters, Inc.- CEO: Sure. As I mentioned, Lorraine, when I first got to know the Company, I was very impressed with the early and competitive lead that was established both in e-commerce, as well as in social media. We have about 12% of our Business in the e-commerce area at the moment. We have a robust platform and a really effective distribution capability within the e-commerce business.

What’s been driving our Business is really very much what Roger and I have been talking about relative to the product assortment strategies. We have distorted our focus on “famous for” categories. We’ve got a much broader assortment of product that we can carry in the near-in categories as well as in fashion and our online assortments. We have some unique, web-only products, particularly if you take a look at our leadership position within footwear, I mentioned that earlier.

We’ve got a marquee position competitively in the footwear category, where we carry not only our own branded products, but also partner products. That’s been a really strong driver of growth. Then we have a really strong CRM program and loyalty program. As I mentioned, we have seen a really significant increase in the loyalty engagement as we’ve executed a much stronger focus on increasing the size of our loyalty program. The active customer base is about 18 million customers, so we’re really leveraging that well.

We also carry extended sizes in our offerings online. It’s a combination of the product assortment, the way we execute the assortment, the way we’re leveraging our database and our loyal customer base and how we’re building upon that loyalty through our CRM program, which is really driving momentum. Our intention is to gain share above the competitive growth rate of the market and direct for the foreseeable future.

Judy Meehan- American Eagle Outfitters, Inc.- VP IR: Okay. That concludes our call today. Thanks for your participation. As a note, we are currently scheduled to report second quarter results on Wednesday, August 22. Thanks, and have a great day.

Operator: Ladies and Gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time and we thank you for your participation.